Exhibit 23 - Consent of Certified Public Accountant




To the Shareholders and Board of Directors F & M Bank Corp.


    We consent to the use of our report, dated January 30, 1998, relating to the consolidated balance sheets of F & M Bank Corp. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears on Page 22 in the December 31, 1997 Annual Report on Form 10-KSB of F & M Bank Corp.

                              S. B. Hoover & Company, L.L.P.






Harrisonburg, VA
March 25, 1998